Exhibit 99.1

Flux Power Reports Fiscal Third Quarter 2022 Financial Results

Third Quarter 2022 Revenue Increased 89% to $13.2 Million Representing 15th Consecutive Quarter of Year-Over-Year Revenue Growth

Received $20.5 Million in New Purchase Orders During Third Quarter with Customer Order Backlog at Record $38.6 Million

Strategic Initiatives Drive Increased Backlog Conversion, Higher Inventory Turns & Improved Gross Margins Resulting in Progress to Profitability

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

VISTA, Calif.—May 12, 2022 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion energy storage solutions for electrification of commercial and industrial equipment, has reported its financial and operational results for the fiscal third quarter ended March 31, 2022.

Key Financial & Operational Highlights for the Third Quarter Fiscal Year 2022

●	Revenue increased 89% to $13.2 million in Q3’22 compared to Q3’21 revenue of $7.0 million.

●	Achieved 15th consecutive quarter of year-over-year revenue growth.

●	Received $20.5 million in customer purchase orders for deliveries in coming months from both existing and new customers.

●	Customer order backlog increased to $38.6 million as of March 31, 2022.

●	Introduced three new products in March 2022 at MODEX material handling trade show:

○	L36 lithium-ion battery pack, a 36-volt option for 3-wheel forklifts;

○	C48 lithium-ion battery pack for Automated Guided Vehicles (AGV) and Autonomous Mobile Robots (AMR); and

○	S24 lithium-ion battery pack providing twice the capacity (210Ah) for Walkie Pallet Jacks for heavy duty applications

●	Appointed Cheemin Bo-Linn, a global technology industry veteran, to the Board of Directors as an independent director, as a member of the Audit Committee, Compensation Committee, and as Chair of the Nominating and Governance Committee. Ms. Bo-Linn’s appointment as an independent director increases the total number of board members to five, with three independent directors.

●	Implementing Strategic Supply Chain & Profitability Improvement Initiatives to accelerate the path to cash flow breakeven, including:

○	Identifying more competitive carriers to reduce shipping costs;

○	Utilizing lower cost steel suppliers that meet required specifications;

○	Improving manufacturing capacity and production processes (including implementing Lean Manufacturing) to increase throughput, reduce the time to fulfill customer orders and improve gross margins;

○	Increasing inventory turns from 2.0x to 2.5x during the quarter;

○	Introducing new product designs to lower costs, simplify part count and cost, and improve serviceability;

○	Expanded customer base, particularly among Fortune 500 companies.

CEO Commentary

“The third quarter of fiscal year 2022 produced a record revenue of $13.2 million for the Company, continuing our 15th consecutive quarter of year-over-year revenue growth,” said Ron Dutt, Chief Executive Officer of Flux Power.

“Ongoing customer demand produced $20.5 million in purchase orders received from new and existing customers. We are highly focused on the timely shipment of our record backlog of $38.6 million as of March 31, 2022, which has been helped by improvement in sourcing actions to mitigate part shortages and to increase confidence in future supplier performance. Beyond our current backlog, we received a non-binding multi-year LOI (letter of intent) in the third quarter from one of our Fortune 100 customers; they want to preserve build slots as part on their ongoing fleet conversion to lithium.

“During the third quarter, we introduced new product designs to respond to customer requests. Some of the improvements included higher capacities for extra-long and demanding shifts, easier servicing, lower total cost of ownership, and other features to solve a variety of existing performance challenges of customer operations. We continue to introduce new product designs for margin enhancement, part commonality and improved serviceability.

“With ongoing global supply chain disruptions, we have been improving production process improvements and better supply chain management. We are now working to leverage increased pack volumes to re-source steel and board components to low cost regions and to high volume local suppliers; and also identify more competitive carriers to reduce shipping costs. We plan to ship backlog and reduce inventory levels; as of the end of the third quarter, inventory levels had not yet decreased materially, but we anticipate reductions in the current quarter as we get traction on our plan.

“Looking ahead, we continue to focus on expanding sales of our energy storage solutions to new and existing customers who want the benefits of lithium-ion technology. We continue to see customer interest in our SkyBMS Telematics product for remote fleet management and monitoring.

“Combined with our strong purchase orders, record backlog and improving margins, we believe our growth trajectory in 2022 is on track for another record revenue year despite supply chain disruptions. I look forward to providing additional updates in the months to come,” stated Dutt.

Third Quarter Fiscal Year 2022 Financial Results

●	Revenue for the fiscal third quarter of 2022 increased by 89% to $13.2 million compared to $7.0 million in the fiscal third quarter of 2021, driven by increased sales volumes and models with higher selling prices.

●	Gross profit for the fiscal third quarter of 2022 increased to $1.9 million compared to a gross profit of $1.7 million in the fiscal third quarter of 2021. Gross margin was 14.6% in the fiscal third quarter of 2022 as compared to 24.1% in the fiscal third quarter of 2021, impacted by higher costs for steel, electronic parts, and common off the shelf parts during the quarter, not yet offset by pricing increases which were implemented after commitment to quotes and orders.

●	Selling & Administrative expenses increased to $3.9 million in the fiscal third quarter of 2022 from $3.1 million in the fiscal third quarter of 2021, reflecting increases in outbound shipping costs, personnel expenses related to new hires and temporary labor, and an increase in insurance premiums.

●	Research & Development expenses increased to $1.7 million in the fiscal third quarter of 2022, compared to $1.5 million in the fiscal third quarter of 2021, primarily due to expenses related to development of new models and UL certifications.

●	Net loss for the fiscal third quarter of 2022 increased to $3.7 million from a net loss of $1.7 million in the fiscal third quarter of 2021, principally reflecting increased operating expenses, partially offset by an increase in gross profit.

●	Cash was $3.8 million at March 31, 2022, as compared to $4.7 million at June 30, 2021. Our working capital line of credit outstanding balance was $3.5 million at March 31, 2022. Cash requirements during the quarter were higher due to the pre-purchase of inventory to support increasing sales orders.

Financial Management Commentary

“Customer demand was strong during the fiscal third quarter, reflected in our record revenue which increased by $5.5 million from the second fiscal quarter. Our strategic supply chain and profitability improvement initiatives, including an expanded second shift and implementing lean manufacturing processes, have resulted in greater throughput with inventory turns improving from 2.0x to 2.5x as we monetize our backlog, while keeping inventory levels relatively flat.

“We are implementing these initiatives to reduce our cash burn and improve gross margins, all serving to offset any continuation in supply chain disruption. An additional positive development includes a $4 million signed commitment on our $5 million credit facility agreement of May 11, 2022. We believe these developments are instrumental in achieving our near-term goal of profitability.” concluded Dutt.

Third Quarter Fiscal Year 2022 Results Conference Call

Flux Power CEO Ron Dutt and CFO Chuck Scheiwe will host the conference call, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, May 12, 2022
Time:	4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time
Toll-free dial-in number:	1-877-407-4018
International dial-in number:	1-201-689-8471
Conference ID:	13728937

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1542868&tp_key=96dad790ed and via the investor relations section of the Company’s website here.

A replay of the webcast will be available after 7:30 p.m. Eastern Time on May 12, 2022, through August 12, 2022.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13728937

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include impact of COVID-19 on Flux Power’s business, results and financial condition; Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, deferral of shipments, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and Flux Power’s ability to negotiate and enter into a definitive agreement in connection with the Letter of Intent. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Contacts

Media & Investor Relations:

Justin Forbes

877-505-3589

info@fluxpower.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

FLUX@mzgroup.us

www.mzgroup.us

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	June 30, 2021
	(Unaudited)
ASSETS

Current assets:
Cash	$3,804,000	$4,713,000
Accounts receivable	9,508,000	6,097,000
Inventories, net	20,934,000	10,513,000
Other current assets	577,000	417,000
Total current assets	34,823,000	21,740,000
Right of use asset	2,711,000	3,035,000
Property, plant and equipment, net	1,588,000	1,356,000
Other assets	89,000	131,000

Total assets	$39,211,000	$26,262,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,361,000	$7,175,000
Accrued expenses	2,142,000	2,583,000
Line of credit	3,500,000	-
Deferred revenue	313,000	24,000
Customer deposits	690,000	171,000
Office lease payable, current portion	486,000	435,000
Accrued interest	2,000	2,000
Total current liabilities	20,494,000	10,390,000

Office lease payable, less current portion	2,493,000	2,866,000

Total liabilities	22,987,000	13,256,000

Stockholders’ equity:

Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,992,080 and 13,652,164 shares issued and outstanding at March 31, 2022 and June 30, 2021, respectively	16,000	14,000
Additional paid-in capital	95,369,000	79,197,000
Accumulated deficit	(79,161,000)	(66,205,000)

Total stockholders’ equity	16,224,000	13,006,000

Total liabilities and stockholders’ equity	$39,211,000	$26,262,000

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Revenues	$13,177,000	$6,964,000	$27,138,000	$17,932,000
Cost of sales	11,257,000	5,287,000	22,838,000	13,893,000

Gross profit	1,920,000	1,677,000	4,300,000	4,039,000

Operating expenses:
Selling and administrative	3,904,000	3,122,000	11,402,000	9,177,000
Research and development	1,713,000	1,523,000	5,768,000	4,624,000
Total operating expenses	5,617,000	4,645,000	17,170,000	13,801,000

Operating loss	(3,697,000)	(2,968,000)	(12,870,000)	(9,762,000)

Other income (expense):
Other income	-	1,307,000	-	1,307,000
Interest expense	(52,000)	(64,000)	(86,000)	(618,000)

Net loss	$(3,749,000)	$(1,725,000)	$(12,956,000)	$(9,073,000)

Net loss per share - basic and diluted	$(0.23)	$(0.14)	$(0.85)	$(0.80)

Weighted average number of common shares outstanding - basic and diluted	15,988,926	12,499,870	15,254,983	11,300,229

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